SHARE EXCHANGE AGREEMENT

By and Among

GLOBAL NUTECH, INC.,

INTERNATIONAL PLANT SERVICES, L.L.C.

and

EQUITY-HOLDERS OF IPS

Dated as of December 30, 2011

i

ii

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 30th day of December, 2011, by and among GLOBAL NUTECH, INC., a Nevada corporation (“Parent”), INTERNATIONAL PLANT SERVICES, L.L.C., a Texas limited liability company (“IPS”), and the individuals listed on Exhibit A attached hereto (the “Equity-Holders”, and each individually, an “Equity-Holder”), upon the following premises:

RECITALS:

WHEREAS, IPS and the Equity-Holders desire to enter into an equity exchange transaction, whereby IPS shall become a wholly-owned subsidiary of the Parent;

WHEREAS, the Equity-Holders are the only members of IPS and own all (100%) of the membership interests of IPS (the “Control Interests”);

WHEREAS, the Parent desires to acquire the Control Interests in exchange for the issuance by the Parent to the Equity-Holders of (i) Twenty-Nine Million Four Hundred Eleven Thousand Seven Hundred Sixty-Five (29,411,765) newly-issued shares (the “Common Shares”) of the Parent’s common stock, par value $0.00001 per share (“Parent Common Stock”), and (ii) promissory notes in the aggregate amount of US$10,000,000.00, convertible into shares of Parent Common Stock at $0.17 per share, subject to the terms therein (the “Promissory Notes”, which shall be substantially in the form attached hereto as Exhibit B) (such transaction, collectively, the “Exchange”); and

WHEREAS, the parties hereto intend for this transaction to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF IPS

As an inducement to, and to obtain the reliance of the Parent, except as set forth in those schedules prepared by IPS which are attached and made a part hereto (the “IPS Schedules”), IPS hereby represents and warrants as of December 30, 2011 (the “Closing Date”) as follows:

Section 1.01          Organization. IPS is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in Item 1.01 of the IPS Schedules are complete and correct copies of IPS’s Articles of Organization and its Company Agreement as in effect on the date hereof (the “IPS Charter”).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the IPS Charter.  IPS has taken all actions required by law, from its IPS Charter, or otherwise to authorize the execution and delivery of this Agreement.  IPS has full power, authority, and legal right and has taken all action required by law, the IPS Charter, and otherwise to consummate the transactions herein contemplated.

Section 1.02          Capitalization.  The capitalization of IPS consists of percentage membership interests (“IPS Interests”).  The Equity-Holders collectively own one hundred percent (100%) of the IPS Interests.

Section 1.03          Subsidiaries.  IPS does not own any subsidiaries.

Section 1.04          Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the IPS Interests.

Section 1.05           Absence of Certain Changes or Events.  Since December 1, 2011:

(a)           there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of IPS;

(b)           IPS has not (i) amended its Articles of Organization; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to equity-holders or purchased or redeemed, or agreed to purchase or redeem, any of the IPS Interests; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its managers, officers, directors, or employees;

(c)           IPS has not (i) granted or agreed to grant any options, warrants or other rights for its membership interests, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any membership interests, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement; and

(d)           There are no material actions, suits, proceedings, or investigations pending or, to the knowledge of IPS after reasonable investigation, threatened by or against IPS or affecting IPS or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, except as set forth on Item 1.05(d) of the IPS Schedules.  IPS does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.06          Contracts.  All contracts, agreements, franchises, license agreements, and other commitments to which IPS is a party or by which its properties are bound and which are material to the operations of IPS taken as a whole are valid and enforceable by IPS in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

Section 1.07          No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material agreement, or instrument to which IPS is a party or to which any of its assets, properties or operations are subject.

Section 1.08          Compliance With Laws and Regulations.  To the best of its knowledge, IPS has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of IPS or except to the extent that noncompliance would not result in the occurrence of any material liability for IPS.

Section 1.09         Approval of Agreement.  The members of IPS have unanimously authorized the execution and delivery of this Agreement by IPS and have approved this Agreement and the transactions contemplated hereby.

Section 1.10          Valid Obligation.  This Agreement and all agreements and other documents executed by IPS in connection herewith constitute the valid and binding obligation of IPS, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.11          Information.  The information concerning IPS set forth in this Agreement and in the IPS Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.12          Financial Statements.  IPS’s financial statements shall be prepared in a timely and proper manner in accordance with Regulation S-X promulgated by the United States Securities and Exchange Commission (the “Commission”) with respect to their required inclusion in the securities regulatory filings of the Parent subsequent to the Exchange.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE PARENT

As an inducement to, and to obtain the reliance of IPS and the Equity-Holders, except as set forth in those schedules prepared by the Parent which are attached and made a part hereto (the “Parent Schedules”), the Parent represents and warrants, as of the Closing Date, as follows:

Section 2.01          Organization.  The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Set forth in Item 2.01 of the Parent Schedules are complete and correct copies of the Articles of Incorporation and Bylaws of the Parent as in effect on the Closing Date (together, the “Parent Charter”).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Parent Charter.  The Parent has taken all action required by law, the Parent Charter or otherwise to authorize the execution and delivery of this Agreement, and the Parent has full power, authority, and legal right and has taken all action required by law, the Parent Charter or otherwise to consummate the transactions herein contemplated.

Section 2.02          Capitalization. The Parent’s authorized capitalization consists of (a) One Billion Four Hundred Million (1,400,000,000) shares of Parent Common Stock, of which Twelve Million Fifty-Five Thousand Seven Hundred Eighty-Nine (12,055,789) shares were issued and outstanding immediately prior to the transaction contemplated by the Exchange and (b) One Hundred Million (100,000,000) shares of preferred stock (“Preferred Stock”), Two Million Nine Hundred Thousand (2,900,000) shares of such Preferred Stock were issued or outstanding immediately preceding the consummation of the Exchange.  All issued and outstanding shares of Parent Common Stock are duly authorized, legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person, and except as disclosed in this Agreement or in connection with the transactions contemplated by this Agreement, there is not and as of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of Parent obligating such entity to issue any additional shares of Parent Common Stock, Preferred Stock, or any ownership interest or any of its securities of any kind.  The Parent Common Stock is traded on the OTC Bulletin Board under the symbol “BOCL” and has not received any notice of delinquency, delisting or other issues.

Section 2.03          Subsidiaries and Predecessor Corporations. The Parent was formally known as Bio-Clean, Inc. and Nature of Beauty, Ltd., and its subsidiaries are E-Clean Acquisitions Corporation and NuTech Energy, Inc.

Section 2.04          Financial Statements.  The Parent’s audited and unaudited financial statements are as set forth in its most recent quarterly and annual reports, respectively, as filed with the Commission. The Parent has filed all required filings with the Commission, including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q, and Current Reports on Form 8-K.  There has been no material change in the Parent’s financial statements or financial condition other than information that has been filed with the Commission or information that is disclosed herein. Otherwise than as set forth in such financial statements:

(a)           The Parent has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

(b)           The Parent has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from its inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(c)           All of The Parent’s assets are reflected in its financial statements, and, except as set forth in Item 2.04(c) of the Parent Schedules or the financial statements of the Parent or the notes thereto, the Parent has no liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05          Options or Warrants.  There are no existing options, warrants, calls, or other commitments of any character relating to the authorized and unissued shares of the Parent Common Stock, except as in connection with the transactions contemplated in connection with the Exchange.

Section 2.06           Absence of Certain Changes or Events.  Since September 30, 2011:

(a)           The Parent has not (i) amended the Parent Charter except as pursuant to the transactions in connection with this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to Equity-Holders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements other than in connection with this Agreement and the transactions contemplated herein; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(b)           The Parent has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement, or as set forth in Item 2.06(b) of the Parent Schedules.

Section 2.07          Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or threatened by or against the Parent or affecting the Parent or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  The Parent has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.08          No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Parent is a party or to which any of its assets, properties or operations are subject.

Section 2.09          Compliance With Laws and Regulations. The Parent has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.10          Approval of Agreement. The board of directors of the Parent have authorized the execution and delivery of this Agreement by the Parent and has approved this Agreement and the transactions contemplated hereby.

Section 2.11          Valid Obligation.  This Agreement and all agreements and other documents executed by the Parent in connection herewith constitute the valid and binding obligation of the Parent, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.12          Information.  The information concerning the Parent set forth in this Agreement and the Parent Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III
PLAN OF EXCHANGE

Section 3.01          The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Equity-Holders, by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the Control Interests, constituting all of the IPS Interests, including voting power, of IPS.  In exchange for the transfer of the Control Interests by the Equity-Holders, the Parent shall issue to the Equity-Holders (i) share certificates representing an aggregate amount of Twenty-Nine Million Four Hundred Eleven Thousand Seven Hundred Sixty-Five (29,411,765) shares of Parent Common Stock (the “Common Shares”), which at the time of exchange and as of the Closing Date shall represent approximately seventy-six percent (76%) of the currently issued and outstanding equity and voting power of the Parent, of which Karim Ayed shall receive a certificate in the amount of Fourteen Million Seven Hundred Five Thousand Eight Hundred Eighty-Two (14,705,882) shares and Mohamed Noureddine Ayed shall receive a certificate in the amount of Fourteen Million Seven Hundred Five Thousand Eight Hundred Eighty-Three (14,705,883) shares, and (ii) two Promissory Notes, one to each of Karim Ayed and Mohammed Noureddine Ayed, each in the amount of US $5,000,000.00, convertible into shares of Parent Common  Stock at $0.17 per share, upon the earlier of three (3) years or a change of control, or sale, of the Parent, as such terms are defined therein.  As a result of the Exchange as contemplated herein, (1) the issued and outstanding equity of the Parent shall consist of Thirty-Eight Million Two Hundred Forty-Four Thousand Two Hundred Eighteen (38,244,218) shares of Parent Common Stock and Two Million Nine Hundred Thousand (2,900,000) shares of Preferred Stock; (2) each of the Equity-Holders will own approximately thirty-eight percent (38%) of the issued and outstanding shares of Parent Common Stock on the Closing Date; and (3) each of the Equity-Holders will own at least thirty-seven percent (37%) of the equity and voting power of the Parent with respect to currently issued capital stock. On the Closing Date, the Equity-Holders shall enter into an assignment and assumption agreement effecting the transfer of the Control Interests to the Parent.  Upon consummation of the transaction contemplated herein, all of the IPS Interests shall be held by the Parent.

Section 3.02          Closing Events.  On the Closing Date, the Parent, IPS and the Equity-Holders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.03          Plan of Exchange.  The parties to this Agreement agree that this Agreement shall constitute a plan of exchange, and, on the Closing Date, shall cause the execution of Articles of Exchange in substantially the form attached hereto as Exhibit C (the “Articles of Exchange” or “Certificate of Exchange”).  The Articles of Exchange, and/or Certificate of Exchange as applicable, shall be filed with the Secretaries of State of Nevada and Texas on the Closing Date in accordance with such states’ business laws.

Section 3.04          Termination.  This Agreement may be terminated by IPS in the event that the Parent or IPS fail to meet the conditions precedent set forth in Articles V and VI herein.  If this Agreement is terminated pursuant to this Section 3.04, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

ARTICLE IV
SPECIAL COVENANTS

Section 4.01          Access to Properties and Records.  The Parent and IPS will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Parent or IPS, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Parent or IPS, as the case may be, as the other shall from time to time reasonably request.

Section 4.02          Delivery of Books and Records.  On or prior to the Closing Date, IPS shall deliver to the Parent copies of the corporate minute books, books of account, contracts, records, and all other books or documents of IPS now in the possession of IPS or its representatives as requested the Parent. The Parent shall deliver to IPS the copies of the corporate minute books, books of account, contracts, records, and all other books or documents of the Parent now in the possession of the Parent or its representatives as requested by IPS.

Section 4.03          Third Party Consents and Certificates.  The Parent and IPS hereby agree to cooperate with each other in order to obtain any required third-party consents to this Agreement and the transactions herein contemplated.

Section 4.04          Cancellation of Parent Common Stock.  Subsequent to and upon the same day as, or within one (1) day of, the issuance of the Common Shares to the Equity-Holders, (i) the Parent and John Magner shall take all proper steps to effect the cancellation of Four Million Seven Hundred Fifty Thousand (4,750,000) shares of Parent Common Stock held by John Magner, (ii) the Parent and Pamela Stewart shall take all proper steps to effect the cancellation of Two Million Eight Hundred Fifty Thousand (2,850,000) shares of Parent Common Stock held by Pamela Stewart, and (iii) the Parent shall also cause the cancellation of Seven Hundred Fifty-One Thousand Six Hundred Sixty-Eight (751,668) shares of Parent Common Stock held by E-Clean Acquisitions, Inc., One Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (166,667) shares of Parent Common Stock held by Enzyme Bio-Sciences, LLC, One Hundred Twenty Thousand (120,000) shares of Parent Common Stock held by HIGA, Inc. and Twenty-Five Thousand One (25,001) shares of lost Parent Common Stock formerly held by Rene Ponce.

Section 4.05          Designation of Directors and Officers.  On the Closing Date, (a) John Magner and Pamela Stewart shall resign as directors of the Parent, (b) David Mathews shall be appointed to serve as a director of the Parent, (c) John Magner shall resign as the President of the Parent, (d) Craig Crawford shall be appointed to serve as President of the Parent, and (e) David Mathews shall be appointed to serve as the Chief Executive Officer of the Parent. After compliance by the Parent with Rule 14F-1 promulgated under the Exchange Act, John Magner’s and Pamela Stewart’s resignations as directors shall become effective and the appointment of David Mathews as a director shall become effective, with David Mathews serving as Chairman of the Board. David Mathews’ appointment as Chief Executive Officer of the Parent, and Craig Crawford’s appointment as President of the Parent, shall become effective immediately. The Parent shall draft all necessary instruments to effect the appointments described in this Section 4.05.

Section 4.06          Debt Satisfaction.  Within ten (10) business days of the issuance of the Common Shares to the Equity-Holders, the Parent shall satisfy its outstanding debt owed to Corporate Strategies LLC and TRAC Investments, Inc. under certain promissory notes by delivering (i) Two Million Seven Hundred Forty Thousand (2,740,000) shares of Parent Common Stock to Corporate Strategies LLC, and (ii) Two Million Seven Hundred Thousand (2,700,000) shares of Parent Common Stock to TRAC Investments, Inc. The Parent shall take all steps necessary to issue such shares as unrestricted pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and shall bear all costs of legal review and opinion drafting as well as transfer agent costs associated with such issuance.

Section 4.07          Incentive Shares.  In connection with the appointment of David Mathews as Chief Executive Officer of the Parent, the appointment of Craig Crawford as Chief Financial Officer of the Parent, and the provision of consulting services provided by Corporate Strategies LLC to the Parent, the Parent shall enter into employment agreements with David Mathews and Craig Crawford, in substantially the form set forth on Exhibits E and F hereto, and a consulting agreement with Corporate Strategies LLC in substantially the form set forth on Exhibit G hereto, all effective as of January 1, 2012, pursuant to which the Parent shall issue incentive shares of Parent Common Stock as set forth therein.

Section 4.08          Indemnification.

(a)           IPS hereby agrees to indemnify the Parent and each of the officers, agents and directors of the Parent as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the closing hereunder and the consummation of the transactions contemplated hereby and termination of this Agreement for two (2) years following the Closing Date.

(b)           The Parent hereby agrees to indemnify IPS and each of the officers, agents, and directors of IPS and the Equity-Holders as of the date of execution of this Agreement against any Loss (as defined in Section 4.08(a)) to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the closing hereunder and the consummation of the transactions contemplated hereby and termination of this Agreement for two (2) years following the Closing Date.

Section 4.09          The Acquisition of Parent Common Stock. The Parent and IPS acknowledge and agree that the consummation of this Agreement including the issuance of the Parent Common Stock in exchange for IPS Interests as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  The Parent and IPS agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)           In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each of the Equity-Holders shall execute and deliver to the Parent the Investment Representation Letter in substantially the form of Exhibit D attached hereto.

(b)           In connection with the transactions contemplated by this Agreement, the Parent and IPS shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the States where the Equity-Holders are domiciled or are otherwise required to file such notices, applications, reports or other instruments unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c)           In order to more fully document reliance on the exemptions as provided herein, IPS, the Equity-Holders and the Parent shall execute and deliver to the other, at or prior to the Closing Date, such further letters of representation, acknowledgment, suitability, or the like as IPS, the Equity-Holders or the Parent and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(d)           The Equity-Holders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties.

Section 4.10          Certain Post-Closing Items.

Immediately after the Closing Date, the Parent shall take all necessary steps to effect the renaming of the Parent as “Texas Gulf Energy, Inc.” and to effect a decrease in the amount of authorized shares of Parent Common Stock from One Billion Four Hundred Million (1,400,000,000) shares to Five Hundred Million (500,000,000) shares.  The Parent shall also cause David Mathews and Craig Crawford to be appointed as the (i) Chief Executive Officer and Chairman, and (ii) Chief Financial Officer and President, respectively, of IPS.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT

The obligations of the Parent under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section 5.01          Accuracy of Representations and Performance of Covenants.  The representations and warranties made by IPS and the Equity-Holders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  IPS shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by IPS prior to or on the Closing Date.  The Parent shall be furnished with a certificate, signed by a duly authorized executive officer of IPS and dated the Closing Date, to the foregoing effect.

Section 5.02          Litigation Certificate.  The Parent shall have been furnished with certificates dated the Closing Date and signed by a duly authorized officer of IPS to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of IPS threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the IPS Schedules, by or against IPS, which might result in any material adverse change in any of the assets, properties, business, or operations of IPS.

Section 5.03          Good Standing. The Parent shall have received a certificate of good standing dated within ten (10) business days prior to the Closing Date certifying that IPS is in good standing as a Texas entity.

Section 5.04          Approval by Equity-Holders.  The Exchange shall have been approved, and an assignment and assumption agreement effecting the transfer of the Control Interests delivered in accordance with Section 3.01, by the holders of not less than one hundred percent (100%) of the outstanding IPS Interests, including voting power, of IPS.

Section 5.05          No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.06          Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of IPS after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.07          Other Items.

(a)           The Parent shall have received a list containing the names, addresses, and percentage of IPS Interests held by each holder of IPS Interests as of the Closing Date, certified by an executive officer of IPS as being true, complete and accurate; and

(b)           The Parent shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Parent may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF IPS
AND THE EQUITY-HOLDERS

The obligations of IPS and the Equity-Holders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01          Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Parent in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  The Parent shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Parent.  Prior to or on the Closing Date, the Parent shall furnish to IPS a certificate signed by a duly authorized officer of the Parent and dated the Closing Date, to the foregoing effect.

Section 6.02          Litigation Certificate. IPS shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of the Parent, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Parent threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the Parent Schedules, by or against the Parent, which might result in any material adverse change in any of the assets, properties or operations of the Parent.

Section 6.03          Good Standing. IPS shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten (10) business days prior to the Closing Date certifying that the Parent is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.04          No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05          Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Parent after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06          Other Items. Parent shall remain trading and in good standing on the OTC Bulletin Board under the symbol BOCL.  IPS shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as IPS may reasonably request.

ARTICLE VII
MISCELLANEOUS

Section 7.01          Governing Law; Jurisdiction; Venue.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of State law, with the laws of the State of Texas.  Venue for all matters shall be in Harris County, Texas, without giving effect to principles of conflicts of law thereunder.  Each of the parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States sitting in Dallas, Texas.  By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.02          Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Parent, to:             Global NuTech, Inc.
7601 Windwood Drive
Huntington Beach, California 92647
Attention:            John Magner
Telephone:          714.373.1930

If to IPS, to:                        International Plant Services, L.L.P.
1602 Old Underwood Road
La Porte, TX 77571-9649
Attention:             David Mathews
Telephone:           281.867.8400

With copies to:                    K&L Gates LLP
200 South Biscayne Boulevard
Suite 3900
Miami, Florida 33131
Attention: Clayton E. Parker
Telephone: 305.539.3300
Facsimile: 305.358.7095

If to the Equity
Holders, to:                         International Plant Services, L.L.P.
c/o Karim Ayed and Mohamed Noureddine Ayed
1602 Old Underwood Road
La Porte, TX 77571-9649
Attention:             David Mathews
Telephone:            281.867.8400

With copies to:	Cutler Law Group
3355 W. Alabama St.
Suite 1150
Houston, TX 77098
Attention: M. Richard Cutler
Telephone: 713.888.0040
Facsimile: 800.836.0714

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section 7.03          Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.04          Confidentiality.  Each party hereto agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.05          Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the general trade or trade press, or to any third-party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.06           Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section 7.07          Third Party Beneficiaries. This Agreement is strictly between the Parent, the Equity-Holders and IPS, and, except as specifically provided herein, including, without limitation, those persons indemnified pursuant to Section 4.08 herein, no director, officer, equity-holders (other than the Equity-Holders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.08          Expenses. Subject to Section 7.03 above, whether or not the Exchange is consummated, each of the Parent, the Equity-Holders and IPS will bear its own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.09          Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years.

Section 7.10          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.11          Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.12          Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 7.13          Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.14          Parent Advisors. To the extent that the Parent has deemed it appropriate to do so, the Parent has retained, and relied upon, appropriate professional advice regarding the tax, accounting, legal, investment and financial merits and consequences of this Agreement. The Parent acknowledges that the law firm of K&L Gates LLP has solely represented IPS in connection with this Agreement and accordingly, the Parent has relied solely on the professional advice of its own counsel with respect to the transactions set forth and contemplated herein.

** signature pages to follow **

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

GLOBAL NUTECH, INC.

By:	/s/ John Magner
Name:	John Magner
Title:	President

INTERNATIONAL PLANT SERVICES, L.L.C.

By:	/s/ Craig Crawford
Name:	Craig Crawford
Title:	President

The undersigned Equity-Holders of IPS hereby agree to participate in the Exchange on the terms set forth above.  Subject to Section 7.09 above, the undersigned hereby represent and affirm that it has read each of the representations and warranties of IPS set out in Article I hereof and that, to the best of their knowledge, all of such representations and warranties are true and correct.

EQUITY-HOLDERS

By:	/s/ Mohamed Noureddine Ayed
Name:	Mohamed Noureddine Ayed
Title:	Member

By:	/s/ Karim Ayed
Name:	Karim Ayed
Title:	Member

The undersigned hereby agree to the terms of this Agreement, particularly as set forth in Sections 4.04 and 4.05 of this Agreement.

/s/ Pamela Stewart
Pamela Stewart

/s/ John Magner
John Magner